LABCORP ANNOUNCES STOCK REPURCHASE PROGRAM

Burlington, NC, October 22, 2002 - Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp -Registered Trademark-) (NYSE: LH) today announced that its Board of Directors has authorized a stock repurchase program under which LabCorp may purchase up to an aggregate of $150,000,000 of its Common Stock from time-to-time.

The purpose of LabCorp's stock repurchase program is consistent with its goal of making prudent investments of the Company's cash resources.

Any purchases under LabCorp's stock repurchase program may be made from time-to-time in the open market or in privately negotiated transactions and may be initiated and discontinued at any time. As of October 21, 2002, LabCorp had approximately 147.8 million common shares outstanding. Common Stock acquired through the program will be available for general corporate purposes. There are currently no specific plans for the shares which may be purchased under the program.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America -Registered Trademark- Holdings (LabCorp - Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 19,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park, North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction (PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.